UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):     September 12, 2007

CPI CORP.
(Exact name of registrant as specified in its charter)

Delaware	1-10204	43-1256674
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Code Number)

1706 Washington Ave., St. Louis, Missouri	63103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:                                                                                                (314) 231-1575

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

            On September 12, 2007, CPI Corp. (the "Company") entered into an agreement with Mr. Thomas Gallahue under which Mr. Gallahue will continue his full-time employment as Executive Vice President, Operations with Consumer Programs Incorporated (the "Company").  Mr. Gallahue joined the Company in April 2002 as Vice President of Sales and Operations, Portrait Studio Division.  He was promoted to Executive Vice President of Studio Development and Operations, Portrait Studio Division on November 15, 2002.   Mr. Gallahue planned to retire in 2006 and entered into a Retention Agreement on January 12, 2006 to reduce his employment to part-time until his Retirement Date.   The Retention Agreement was amended on August 23, 2006 and October 26, 2006 to defer Mr. Gallahue’s Retirement Date.  As of February 3, 2007, Mr. Gallahue resumed full-time employment.   Mr. Gallahue’s new employment agreement acknowledges his return to full-time service as of February 3, 2007, amends his title to Executive Vice President, Operations and provides for an increase in base compensation from $205,000 to $230,000.  It also affirms Mr. Gallahue’s continuing participation in the Company’s Performance Incentive Plan, which governs annual performance-based awards for executives and key employees, and acknowledges previously granted and vested options.

           In the event the Company terminates Mr. Gallahue’s employment without cause, he will be paid a lump sum amount equal to one year’s base salary.  The new agreement supersedes the Retention Agreement and Mr. Gallahue’s prior employment agreement with the Company, dated as of November 15, 2002 and amended as of September 10, 2004.

           The description of Mr. Gallahue’s new employment agreement set forth above is qualified in its entirety by reference to the agreement, a copy of which is attached as Exhibit 10.60 to this Form 8-K.

Item 9.01    Financial Statements and Exhibits

(c) Exhibits:

Exhibit 10.60 Employment Agreement, dated as of September 12, 2007 between the Company and Mr. Thomas Gallahue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CPI CORP.

By:	/s/Jane E. Nelson
Jane E. Nelson
Secretary and General Counsel

Dated: September 18, 2007